UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2018

IPALCO ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-8644	35-1575582
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Monument Circle, Indianapolis, Indiana		46204
(Address of principal executive offices)		(Zip Code)
317-261-8261
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company	

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 9, 2018, the shareholders of IPALCO Enterprises, Inc. (“IPALCO”), a subsidiary of The AES Corporation (“AES”), acting through a unanimous written consent to fill a vacancy on the IPALCO Board of Directors (the “Board of Directors”), elected Lisa Krueger to the Board of Directors.

Also on November 9, 2018, the Board of Directors appointed Gustavo Garavaglia as Chief Financial Officer of IPALCO and its principal subsidiary, Indianapolis Power & Light Company (“IPL”), replacing Gustavo Pimenta who resigned from those positions on that same date in connection with his promotion from Senior Vice President and Deputy Chief Financial Officer of AES to Executive Vice President and Chief Financial Officer of AES. Mr. Pimenta continues to serve on the Board of Directors of IPALCO.

Lisa Krueger, 54, has served, since September 2018, as President of the AES U.S. region (the “US SBU”), which encompasses IPALCO and IPL and their Ohio sister companies, DPL Inc. and The Dayton Power and Light Company, and other power plants in the U.S. outside of AES’ Distributed Energy and sPower businesses. Ms. Krueger brings extensive commercial, renewables development, and utility experience to the Board of Directors. Prior to joining AES, Ms. Krueger served as an energy consultant from July 2017 to August 2018, Chief Commercial Officer of Cogentrix Energy Power Management, LLC, the portfolio management company of Carlyle Power Partners, from January 2017 to June 2017, and President and CEO of Essential Power, LLC, a wholesale power generator and marketer with facilities throughout the Mid-Atlantic and New England, from March 2014 to June 2017. Ms. Krueger also served as Vice President - Sustainable Development of First Solar, one of the world’s largest photovoltaic manufacturers and system integrators, where she led the development and implementation of various domestic and internal strategic plans focused on market and business development and served as the President of First Solar Electric. Prior to First Solar, Ms. Krueger held a variety of executive level positions with Dynegy, Inc., including Vice President - Enterprise Risk Control, Vice President - Northeast Commercial Operations, Vice President - Origination and Retail Operations, and Vice President, Environmental, Health & Safety. She also held a variety of leadership roles at Illinois Power, including positions in transmission planning and system operations, generation planning and system operations, and environmental, health & safety. Ms. Krueger has a Bachelor of Science degree in Chemical Engineering from the Missouri University of Science and Technology and a Master of Business Administration (MBA) degree from the Jones Graduate School of Business at Rice University.
Gustavo Garavaglia, 32, joined AES in 2010 and has served as Chief Financial Officer for the US SBU since November 2018, and previously served as the Director of Financial Planning and Analysis and Development and Transactions for AES Mexico, Central America, and Caribbean (“MCAC”) since April 2017. Mr. Garavaglia has held several other positions at AES, including as Senior Manager of Development and Transactions for AES MCAC from March 2015 to March 2017, Investment Analysis and Risk Manager for AES Brazil from November 2013 to February 2015, M&A Associate for AES from May 2013 to November 2013, and Strategic Planning Specialist for AES Brazil from June 2012 to April 2013. Mr. Garavaglia received a Bachelor’s degree in Electrical Engineering from University of Campinas (Unicamp) in 2009 and a Master’s degree in Business from FGV Brazil in 2012, and is a CFA Charterholder.

Members of the Board of the Directors are nominated and elected in accordance with the terms of a Shareholders’ Agreement dated February 11, 2015 (the “Shareholders’ Agreement”) by and among IPALCO and its shareholders, CDP Infrastructure Fund GP (“CDPQ”), a wholly-owned subsidiary of La Caisse de dépôt et placement du Québec, and AES U.S. Investments, Inc. (“AES Investments”), which is a wholly-owned subsidiary of AES and CDPQ. Pursuant to the Shareholders’ Agreement, AES Investments has the right to nominate nine directors to the Board of Directors and CDPQ has the right to nominate two directors to the Board of Directors. The Shareholders’ Agreement also provides for certain minimum ownership thresholds below which CDPQ will be entitled to nominate only one director or no directors. Ms. Krueger was nominated to the Board of Directors by AES Investments.

IPALCO does not separately compensate individuals for their service as officers or members of the Board of Directors of IPALCO. Ms. Krueger and Mr. Garavaglia participate in compensation plans and programs generally available to senior management of AES and its subsidiaries for services performed for all AES affiliates (including IPALCO), as generally described in IPALCO’s 2017 Form 10-K/A. Other than such compensation, which generally is in excess of one hundred and twenty thousand dollars annually, Ms. Krueger and Mr. Garavaglia have not entered into or proposed to enter into any transactions reportable under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPALCO ENTERPRISES, INC.

Date: November 15, 2018	By:	/s/ Judi L. Sobecki
	Name:	Judi L. Sobecki
	Title:	General Counsel and Secretary